Exhibit 99.1

99¢ ONLY STORES® ANNOUNCES RECEIPT OF A “GOING PRIVATE” PROPOSAL AT $19.09 PER SHARE

CITY OF COMMERCE, California – March 11, 2011 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) today announced that its board of directors has received a proposal from members of the Schiffer/Gold family, together with Leonard Green & Partners, L.P. (“LGP”), to acquire the Company in a “going private” transaction for $19.09 per share in cash.  The Schiffer/Gold family owns approximately 33% of the Company’s outstanding common stock, and the letter states that they are prepared to contribute a substantial portion of their existing Company stock ownership as part of the proposed transaction.

The proposal letter states that it is not a binding commitment or obligation on the part of the Schiffer/Gold family or LGP.  It also states that any transaction would be subject to: (a) completion of due diligence, including financial, legal, accounting and tax diligence; (b) receipt of financing commitments with respect to the financing necessary to complete the proposed transaction; (c) negotiation of a satisfactory acquisition agreement with customary terms and conditions; (d) reaching agreement among members of the Schiffer/Gold Family and LGP with respect to the terms of a shareholders’ agreement; and (e) reaching agreements with the management of the Company with respect to their ongoing roles as managers of the Company.  It also states that the Schiffer/Gold family has not made any commitment of exclusivity with LGP relating to a transaction.

The board of directors cautions the Company’s shareholders and others considering trading in its securities that it has only received the proposal and it has not yet been evaluated.  There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.  The board of directors expects to form a special committee of independent directors to consider the proposal. The committee would retain independent financial advisors and legal counsel to assist it in its work.

About 99¢ Only Stores®

Founded in 1982, 99¢ Only Stores® currently operates 283 extreme value retail stores consisting of 210 stores in California, 34 in Texas, 27 in Arizona, and 12 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores.  Over half of the Company's sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods.  The Company's New York Stock Exchange symbol is NDN.

Forward Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations about future events.  These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors.  These include the uncertainties set forth in this press release regarding whether an acquisition of the Company will be consummated upon the terms proposed by the Schiffer/Gold family and LPG, or at all. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  The shareholders of the Company and other readers are cautioned not to put undue reliance on any forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.